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SECURITIES AND EXCHANGE
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 7, 2003

Tom Brown, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31308	95-1949781
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 Seventeenth Street, Suite 1850 Denver, Colorado		80202
(Address of Principal Executive Offices)		(Zip Code)

(303) 260-5000
(Registrant's telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

ITEM 5. OTHER.

        Tom Brown, Inc. press release dated May 7,2003, entitled "TOM BROWN, INC. CONFIRMS DISCUSSIONS TO ACQUIRE MATADOR PETROLEUM"

TOM BROWN, INC. CONFIRMS DISCUSSIONS TO ACQUIRE MATADOR PETROLEUM

        DENVER, May 7, 2003—Tom Brown, Inc. (NYSE: TBI) today announced that it is engaged in discussions to acquire Matador Petroleum Corporation (Matador) in a cash merger. Matador, a privately held exploration and production company, is active primarily in the East Texas Basin and Permian Basin of Southeastern New Mexico and West Texas.

        Tom Brown believes such a transaction would have significant strategic benefits to the Company. There can be no assurance that a transaction will be entered into and even if a transaction is agreed to, consummation would be subject to a number of conditions, including approval by Matador's shareholders. Tom Brown does not intend to make any further public announcements regarding these discussions until agreement is reached or discussions are terminated.

Contact:	Tom Brown, Inc. Mark Burford Director of Investor Relations (303) 260-5146

        Tom Brown, Inc. is a Denver, Colorado based independent energy company engaged in the exploration for, and the acquisition, development, production and marketing of natural gas, natural gas liquids and crude oil in North America. The Company's common stock is traded on the NYSE under the symbol TBI.

        This news release includes forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on certain assumptions and analyses made by the Company in light of its experience, on general economic and business conditions and expected future developments, many of which are beyond the control of the Company. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, environmental risks, operating risks, risks related to exploration and development, the ability of the Company to meet its stated business goals and other risk factors as described in the Company's 2002 Annual Report and Form 10-K as filed with the Securities and Exchange Commission. As a result of those factors, the Company's actual results may differ materially from those indicated in or implied by such forward-looking statements.

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SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2003	Tom Brown, Inc.
	By:	/s/ DANIEL G. BLANCHARD Daniel G. Blanchard Executive Vice President and Chief Financial Officer (Principal Financial Officer)
	By:	/s/ RICHARD L. SATRE Richard L. Satre Controller (Principal Accounting Officer)

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  ITEM 5. OTHER.
TOM BROWN, INC. CONFIRMS DISCUSSIONS TO ACQUIRE MATADOR PETROLEUM
SIGNATURE